Exhibit 99.1

MEDCATH CONTACTS:
John T. Casey	James E. Harris
President/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600

MEDCATH CORPORATION ANNOUNCES PROPOSED PRIVATE PLACEMENT
AND PROPOSED NEW CREDIT FACILITY

     CHARLOTTE, N.C. (June 18, 2004) – MedCath Corp. (NASDAQ: MDTH) announced today that its wholly owned subsidiary, MedCath Holdings Corp., intends to offer $150 million of Senior Notes due 2012 (the “Notes”) and concurrently enter into a new $200 million senior secured credit facility. The offering of the Notes will be made by means of a private placement to qualified institutional buyers pursuant to Rule 144A, or in offshore transactions pursuant to Regulation S, promulgated under the Securities Act of 1933, as amended (the “Act”), and will be conditioned upon the satisfaction of the borrowing conditions under the new senior secured credit facility. The offering is expected to close in early July. MedCath will use the net proceeds from the offering, together with borrowings under the new senior secured credit facility and cash on hand, to repay outstanding indebtedness.

     The securities to be offered in the private placement have not been registered under the Act, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Act and applicable state securities laws or applicable exemptions from these registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes.

     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused primarily on the diagnosis and treatment of cardiovascular disease. It owns and operates hospitals in partnership with physicians, most of whom are cardiologists and cardiovascular surgeons. While each of its hospitals is licensed as a general acute care hospital, MedCath focuses on serving the unique needs of patients suffering from cardiovascular disease. Together with its physician partners who own equity interests in them, MedCath owns and/or operates 13 hospitals with a total of 759 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, Texas and Wisconsin. In addition to its hospitals, MedCath provides cardiovascular care services in diagnostic and therapeutic facilities located in various states and through mobile cardiac catheterization laboratories. MedCath also provides consulting and management services tailored to cardiologists and cardiovascular surgeons.

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